EXHIBIT 11

                     AMERICAN COMMUNICATIONS SERVICES, INC.
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
                     ($ in thousands, except per share data)

                                        Three months         Nine months
                                       ended Sept. 30,      ended Sept. 30,
      NET LOSS                        1997       1996       1997       1996
      --------                       ------     ------     ------     -------

1    Net Loss                     $ (29,964)  $ (13,601)   $(79,640)  $(31,503)

2    Less: Preferred Stock
           Accretion                  2,489       1,007       3,584      3,024
                                  ---------   ----------   --------   ---------

3    Net Loss to
      Common Stockholders           (32,453)    (14,608)    (83,224)   (34,527)

4    Add: Effect on Interest
          Income & Expense              975         887       2,926      1,883
     Add: Convertible Preferred
          Dividends Saved             2,489       1,007       3,584      3,024
                                   ---------  ----------   ---------   --------

5    Net Loss to Common
     Stockholders,
     Anti-Dilutive Basis          $ (28,989)  $ (12,714)   $(76,714)  $(29,620)
                                  ==========   =========   ========== =========


                    AVERAGE SHARES OUTSTANDING

6    Weighted Average Number of
       Common Shares Outstanding  36,228,568  6,703,579   24,139,630  6,613,543

7    Net additional  shares
     assuming stock options
     and warrants  exercised
     and  proceeds  used
     first to  purchase
     treasury  shares up to 20%
     of shares outstanding at
     period end, the balance
     to reduce long-term debt     7,277,265   7,227,188    7,277,265  7,227,188

     Additional shares assuming
      conversion of
      preferred shares                    0  17,377,278            0 17,377,278
                                 ----------  ----------    ---------  ---------

8    Weighted average number
     of common and common
     equivalent shares
     outstanding                43,505,833   31,308,045  31,416,895  31,218,009
                                ===========  ==========  ==========  ==========


                         PER SHARE AMOUNTS

9    Net loss per common
     share as presented
     in statements of
     operations (3/6)              $ (0.90)   $ (2.18)     $ (3.45)    $ (5.22)
                                 ==========  =========    ===========  ========

10   Net loss per share
      as antidilutive
      basis (5/8)                  $ (0.67)   $ (0.41)     $ (2.44)    $ (0.95)
                                 ==========  =========    ===========  ========